Exhibit 10.12

                            AGREEMENT

THIS AGREEMENT (the "Agreement") is made and entered into as of March 24, 1995 between United Air Lines, Inc. and UAL Corporation (sometimes collectively referred to as "United") and JAMES M. GUYETTE residing at 9 Polo Drive, South Barrington, Illinois 60010 (sometimes referred to as "Executive").

     WHEREAS, Executive has served and is presently serving as Executive Vice President - Marketing and Planning, as a member of the board of directors of United, and in other various positions in subsidiaries or affiliates of UAL Corporation or United or other entities on their behalf (hereinafter referred to as "Executive Positions"); and

     WHEREAS, Executive is desirous of pursuing interests outside of the airline business; and

     WHEREAS, both Executive and United acknowledge and affirm that circumstances of a qualifying termination under the 35 page agreement between Executive and UAL Corporation dated as of July 1, 1993 (the "UAL Agreement") have not occurred or otherwise caused to be applicable; and

     WHEREAS, because of Executive's long tenure with United, United wishes to facilitate Executive's desires as stated above but also to retain Executive's services on the basis described herein and to enable Executive to retire from the company upon reaching age 55; and

     WHEREAS, Executive has agreed to provide such services and to release United from any liability arising out of his hire and employment with United, and his resignation from his present position;

     WHEREAS, the parties are entering into this Agreement to facilitate and in connection with Executive's retirement upon reaching age 55 as contemplated by this Agreement; and

     NOW, THEREFORE, it is agreed by and between United and Executive as follows:

     1. Resignation; Continued Employment: Executive hereby resigns from all Executive Positions effective as of April 1, 1995. Executive will continue to be actively employed by United, but will perform services for United by being "on call" and subject to such assignments consistent with Executive's experience as may be reasonably requested by United's President and reasonably acceptable to Executive. Executive and United hereby agree and affirm that circumstances constituting a termination of employment under the UAL Agreement has not arisen or are otherwise applicable and that further this Agreement shall not constitute such circumstances.

     2. Time Period of Employment: United agrees to employ Executive and Executive agrees to be employed by United on the basis stated in Paragraph 1 through April 30, 2000, subject to sooner termination for any reason listed in Paragraph 4 herein.

     3. Payments and Benefits: A. United will pay Executive during the term of his employment as herein defined as follows:

     (i) During the period of April 1, 1995 through June 15, 1995, inclusive, Executive will be deemed to be on vacation and to use all vacation accrued in 1994 for use in 1995 as well as vacation accrued in 1995 before April 1, 1995 for use in 1996, and during such two and one-half month period Executive will receive payments at a rate equal to his monthly rate of pay as of January 1, 1995.

     (ii)  During the period of June 16, 1995 through April 30,
2000, inclusive, Executive will receive payments totaling $20,000 per month.

All payments under this Paragraph 3.A will be made on the same schedule as actively employed officers of United, currently, the 15th and last day of each month. Any monthly amounts will be prorated for any partial month. All payments will be subject to withholding for taxes and other purposes as required by applicable law. Executive will not be entitled to any increase nor subject to any decrease in payments during Executive's employment under this Agreement.

B. (i) By May 15, 1995, United will provide or cause to be provided to Executive data relating to the possible alternatives regarding Executive's participation or termination (including termination with a lump sum payment based on estimated company cash flows up to age 65) in the Officer's Split Dollar Life Insurance. All such alternatives will be on a cost neutral basis as compared with termination with a lump sum payment based on estimated company cash flows up to age 65. By July 1, 1995 Executive will advise United of his decision as to which option he has elected. Until July 1, 1995 or such earlier day as Executive may elect, Executive will continue to participate in the Officer's Split Dollar Life Insurance, at which time his election will become effective.

     (ii) Because Executive is receiving amounts at a base rate greater than that which he had received after the commencement of the UAL Stock Ownership Plan ("ESOP"), all parties acknowledge and agree that, in accordance with the terms and conditions of the ESOP, Executive is no longer eligible to participate in the ESOP after June 15, 1995, but he will retain whatever stock or other benefit rights he may have accrued prior to that date, all in accordance with the ESOP's terms and conditions.

C. Except as otherwise stated in this Agreement and notwithstanding what may be provided to other active employees of United, Executive is entitled to only the following benefits during the term of his employment under this Agreement:

     1. Free and Reduced Rate Transportation: United shall provide to Executive and his eligibles free and reduced rate transportation of the type granted to actively employed officers in accordance with company regulations as revised from time to time. Executive's parents will be eligible for unlimited space available travel and subject to service charges on the same basis as for non-officer employees.

     2.   United Air Lines, Inc. Retirement Income Plans:
          Executive shall continue to participate in (i) the Retirement Income Plan and (ii) The United Air Lines, Inc. Supplemental Retirement Plan in accordance with their terms (hereinafter collectively the "Retirement Plans").

     3. Management Medical/Dental: Executive and his eligible dependents shall continue to be covered by the Management Medical/Dental Plan in the same manner as other active employees.

     4. Group Life Insurance: Executive shall continue to be covered by Group Life Insurance including Contributory Life Insurance (if so covered), on the same basis as other active employees, provided the appropriate payroll deductions are authorized and in accordance with the terms of the policies.

     5.   Officer's Accidental Death and Dismemberment:
          Executive's Officer's Accidental Death and
          Dismemberment coverage of $250,000 will continue until the termination of this Agreement as provided in Paragraph 4 herein.

     6. Disability Income Benefits: Executive, provided he is qualified under the terms of the Plan, and provided he makes such payments as may be required by the Plan Administrator, will be eligible for any disability income benefits from company disability insurance plans.

     7. Stock Option: Executive shall continue to participate in the UAL, Corporation 1981 Incentive Stock Plan (the "Program"). Termination of employment pursuant to Paragraph 4 of the Agreement will be a cessation of employment within the meaning of the Program. Nothing in this Agreement will increase or diminish the right of Executive to exercise any stock option that is then exercisable according to the terms of the Program and the relevant option, whether before or after termination. Notwithstanding the foregoing, the parties hereby agree that the Stock Option Agreement with Executive dated as of July 13, 1994 is hereby amended such that the options awarded therein will no longer vest equally over a four year period, but, rather, will all vest in full on April 30, 2000 if this Agreement does not terminate prior to that date.

     8. Other Benefits: Executive will continue to be eligible to participate in the stock purchase plan, 401(k) plan, Flexible Spending Account, and be eligible for payroll savings bonds on the same basis as other active employees. Executive will also be eligible to utilize the Credit Union subject to its rules.

     9. During the calendar year 1995 only, Executive will continue to be eligible to utilize the same financial planning services provided to actively employed officers of United.

D. Executive has no entitlement to any other benefits, including but not limited to ICP awards, stock option or stock awards or
Vacation:

     1.   Incentive Compensation Plan:  If an Incentive
          Compensation Plan (ICP) award is granted for 1995 performance or thereafter, Executive will not be eligible under the Plan for any award.

     2. Vacation and Holidays: Executive agrees no paid vacation or holiday time will be accrued or taken after April 1, 1995.

     3. Stock Grants: If stock options or restricted stock are awarded on or after April 1, 1995, Executive will not be entitled to any such award.

D. Executive may retain any country club memberships provided to him by United, but on and after April 1, 1995 Executive will be responsible, and United will not be responsible, for all financial and other obligations associated with any and all of those country club memberships. Executive will be entitled to retain the company owned car provided to him by United. In addition, United will pay off all amounts due under the lease pertaining to the vehicle, and United will cause title in the vehicle to be conveyed to Executive. To the extent there is any imputed income as a result of the conveyance of title or the liquidation of the lease or both, Executive will be deemed to have received such imputed income, and United may make withholdings for taxes and other purposes as required by applicable law.

4.   Termination of Employment Under Agreement:

     A. Non-Election of Executive: Executive's employment and this Agreement, excepting Paragraphs 4 and 6 through 11, shall terminate, and Executive agrees that he will no longer have the status of an active employee of United and will no longer be entitled to any of the benefits of this Agreement (including the entitlement to benefits described in Paragraph 3 herein), on the happening of the earliest of the following events:

           (i)     Executive's death.

           (ii)    Executive's discharge for cause.

Discharge for "cause" shall mean termination upon (A) willful and continued failure by Executive to substantially perform the duties set forth in Paragraph 1 of this Agreement (other than any such failure resulting from Executive's incapacity due to physical or mental illness) after written demand for substantial performance is delivered to you by the Board of Directors of UAL Corporation, which demand specifically identifies the manner in which that Board believes Executive has not substantially performed such duties, or (B) the willful engaging by Executive in conduct which is demonstrably and materially injurious to United or its subsidiaries or affiliates monetarily or otherwise, or (C) any willful breach by Executive of this Agreement, or (D) any willful action or communication by Executive that adversely reflects upon United or the service it provides. For purposes of this definition, no act, or failure to act, on Executive's part shall be deemed "willful" unless done, or omitted to be done, by Executive not in good faith and without the reasonable belief that such action or omission was in the best interest of United or its subsidiaries or affiliates. Executive shall not be deemed to have been terminated for "cause" unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board of Directors of UAL Corporation at a meeting of the Board called and held for such purpose (after reasonable notice to Executive and an opportunity for Executive, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board Executive was guilty of conduct set forth in clause (A), (B),
(C), or (D), above, and specifying the particulars thereof in detail.

     B. Upon Retirement If this Agreement and Executive's employment under it have not otherwise terminated pursuant to Paragraph 4 as of midnight April 30, 2000, then effective as of that time and day Executive hereby retires from United, and (i) Executive will be entitled to the benefits of a retired United officer, as such may be revised from time to time, and (ii) by May 15, 2000, United will pay Executive $85,000 (less applicable withholding) in consideration for Executive not taking a Competitive Position (as defined below) with a Competitor (as defined below) on or before April 30, 2000.

     C. Election of Executive: If, at any time during Executive's employment with United under this Agreement, he elects to become employed by, a member of the board of directors of, a consultant, or otherwise provide services of any nature (a "Competitive Position) to a Competitor (as defined below), directly or indirectly, prior to midnight April 30, 2000, then this Agreement (excepting this paragraph 4 and paragraphs 6 through 11) will terminate immediately upon Executive's election, and Executive will receive a one time lump sum payment (subject to withholding for taxes and other purposes as required by applicable laws) in an amount equal to the sum of the remaining monthly payments payable under Paragraph 3.A of this Agreement between the date of Executive's election and April 30, 2000, but Executive will no longer be entitled to (i) receive any benefits under paragraphs 3.B and 3.C, (ii) retire from United and receive any resulting retirement benefits, or (iii) receive the payment specified in paragraph 4.B(ii), above. Immediately upon such election, Executive must so notify United in writing by registered mail addressed to the President of United at its World Headquarters offices.

D. For purposes of paragraphs 4.B and 4.C, a "Competitor" means any airline or air carrier or computerized reservations system, or any company affiliated, directly or indirectly, with another airline or air carrier or computerized reservations system.

     5. Regulations: Executive, during his employment, will be governed by applicable United regulations.

     6.   Confidentiality:

          A. Executive agrees to keep any proprietary or confidential information concerning United which he has gained through his employment confidential. Executive agrees that money damages could not adequately compensate United in case of a breach or threatened breach of this promise of confidentiality and that, therefore, United would be entitled to injunctive relief upon such breach.
     Executive understands that it is United's intent to have this promise of confidentiality enforced to its fullest extent. Accordingly, Executive and United agree that, if any portion of this promise of confidentiality is unenforceable, the court should still construe and enforce this promise of confidentiality to the fullest extent permitted by law.

          B. Executive agrees to keep the terms of this Agreement, and of his working arrangement, as defined herein, confidential except that the source and amount of his income may be revealed as necessary for tax, loan purposes and the like.

     7. Assent and Release: Executive agrees that he has entered into this Agreement on a purely voluntary basis, and in consideration of the benefits provided to Executive herein, Executive further agrees to release United, its parent, and affiliated companies and their directors, officers, agents and employees (with respect to all of the foregoing both in their individual and representative capacities), from and against any and all claims, lawsuits, damages and/or liabilities whatsoever (including, but not limited to, claims or charges of employment discrimination) arising out of or in connection with his hire, employment relationship, resignation of his position, or separation of his employment relationship with United. It is agreed that this paragraph shall survive termination of the Agreement.

     Executive expressly acknowledges and agrees that, by entering into this Agreement, Executive is waiving any and all rights or claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended, which have arisen on or before the date of execution of this Agreement. Executive further expressly acknowledges and agrees that:

          A. In return for this Agreement, Executive will receive compensation beyond that which he was already entitled to receive before entering into this Agreement;

          B. Executive has been advised by United to consult with an attorney before signing this Agreement;

          C. Executive was given a copy of this Agreement on March 23, 1995, and informed that Executive had twenty-one
     (21) days within which to consider the Agreement; and

          D.   Executive was informed that Executive had seven
     (7) days following the date of execution of the Agreement in which to revoke the Agreement. After seven (7) days this Agreement will become effective, enforceable and irrevocable unless written revocation is received by the undersigned from Executive on or before the close of business on the seventh (7th) day after Executive executed this Agreement. If Executive revokes this Agreement it shall not be effective or enforceable and Executive will not receive the compensation or benefits described in this Agreement.

     8. Non-Assignability; Assignment in the Event of Acquisition or Merger: This Agreement and the benefits hereunder are not assignable or transferable by Executive; the rights and obligations of United under this Agreement will automatically be deemed to be assigned by United to any corporation or entity into which United may be merged or consolidate.

     9. Applicable Law: This Agreement shall be construed in accordance with the laws of the State of Illinois, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by the laws of the State of Illinois, without regard to principles of conflict of laws.

     10. Severability: If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or application in accordance with the essential intent and purposes of this Agreement, and to this end the provisions of this Agreement are declared to be severable.

     11. Supersedes Prior Agreement(s): This Agreement supersedes and voids any prior oral or written agreement relating in any way to Executive's employment with United or UAL which may have been entered into between the parties hereto, including, without limitation, the UAL Agreement. Any change to this Agreement after its effective date must be in writing and must be executed by United, UAL, and Executive.

     United, UAL, and Executive, having read and understood this Agreement and, having consulted with others as appropriate, hereby agree to be bound by its terms.

     IN WITNESS WHEREOF, the parties have executed this Agreement effective as of March 24, 1995 at the World Headquarters of United Air Lines, Inc., 1200 East Algonquin Road, Elk Grove Twp.,
Illinois 60007.

UAL Corporation and
United Air Lines, Inc.

By:  /s/ John A. Edwardson                   /s/ James M. Guyette
John A. Edwardson                            James M. Guyette
President

The effectiveness of this Agreement is subject to approval by the
UAL Board of Directors.  /s/ JAE   /s/ JMG